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EXHIBIT 11

            INTEGRATED COMMUNICATION NETWORK, INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                   Three Months Ended                Six Months Ended
                                                        June 30                            June 30
                                            ------------------------------      ----------------------------
                                                  1996            1995              1996            1995
                                            -------------     ------------      -----------      -----------
Computation for Statement of Operations
- ---------------------------------------
Primary earnings (loss) per share:
   Net earnings (loss)                      $  (1,019,043)    $   (382,796)     $(2,228,744)     $  (176,016)
                                            =============     ============      ===========      ===========

   Shares
   Weighted average number of common
      shares outstanding                        2,355,000        1,300,000        2,355,000        1,300,000
   Less:  Contingent shares not considered
    outstanding because conditions for their
    issuance have not been met*                       -           (330,000)              -          (330,000)
    Add:  Dilutive effect of options and war-
     rants (as determined by the application
    of the treasury stock method)                     -            255,000               -           255,000
                                            -------------     ------------      -----------      -----------

   Weighted average common and common
     equivalent shares                          2,355,000        1,225,000        2,355,000        1,225,000
                                            =============     ============      ===========      ===========
Earnings (loss) per common and common
  equivalent share                          $        (.43)    $       (.31)     $      (.95)     $      (.14)
                                            =============     ============      ===========      ===========

Fully diluted earnings (loss) per share:
   Net earnings (loss) as per primary
      calculation above                     $  (1,019,043)   $   (382,796)     $(2,228,744)      $  (176,616)
                                            =============    ============      ===========       ===========

   Weighted average number of shares
      outstanding per primary computation
      above                                     2,355,000        1,225,000        2,355,000        1,225,000
   Additional dilutive effect of contingent
      shares**                                          -                -                -                -
                                             ------------     ------------     ------------     ------------
   Weighted average number of shares
      outstanding, as adjusted                  2,355,000        1,225,000        2,355,000        1,225,000
                                             ============     ============     ============     ============

   Fully diluted (loss) earnings per share** $       (.43)    $       (.31)    $       (.95)    $       (.14)
                                             ============     ============     ============     ============

* In accordance APB15 Interpretations #88 and #91 the conditions necessary for the release of the performance shares have not been met and therefore these shares are excluded from the computation of primary earnings per share. The performance shares were retired effective December 31, 1995.

** Under Interpretations #88 and #91, the calculation of fully diluted Earnings Per Share assumes the attainment of the required earnings level and this calculation is dilutive for the three months ended June 30, 1995.





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